Exhibit 99.2

[LETTERHEAD OF HOULIHAN LOKEY HOWARD & ZUKIN]

May 25, 2004

We consent to inclusion in the Registration Statement on Form S-4 (the “Registration Statement”) of Aames Investment Corporation, and the joint proxy statement/prospectus which is part of the Registration Statement, of our opinion dated May 12, 2004, appearing as Annex E to such joint proxy statement/prospectus, to the description therein of such opinion and to the references to our firm name therein.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations adopted by the Securities and Exchange Commission thereunder, nor do we admit that we are experts with respect to any part of the Proxy Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Houlihan Lokey Howard & Zukin Financial Advisors, Inc.

Houlihan Lokey Howard & Zukin Financial Advisors, Inc.